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                                                                  Exhibit (a)(9)

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This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made only by the Offer to Purchase, dated December 20, 2000, and the related Letter of Transmittal, and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer, however, is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, the Purchaser (as defined below) may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                             DETECTION SYSTEMS, INC.

                                       AT

                            $18.00 NET PER SHARE

                                       BY

                       BOSCH SECURITY SYSTEMS CORPORATION

                          A WHOLLY OWNED SUBSIDIARY OF

                                ROBERT BOSCH GmbH

     Bosch Security Systems Corporation, a New York corporation (the "Purchaser") and a wholly owned subsidiary of Robert Bosch GmbH, a limited liability company organized under the laws of Germany ("Parent"), is offering to purchase all of the outstanding shares of common stock, par value $.05 per share (the "Shares"), of Detection Systems, Inc., a New York corporation (the "Company"), at a purchase price of $18.00 per Share (the "Offer Price"), net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 20, 2000 (the "Offer to Purchase"), and in the related Letter of Transmittal (the "Letter of Transmittal") (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Tendering shareholders who have Shares registered in their names and who tender directly to the United States Trust Company of New York (the "Depositary") will not be charged brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Shareholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. Parent or the Purchaser will pay all charges and expenses of Arnhold and S. Bleichroeder, Inc., which is acting as the dealer manager for the Offer (the "Dealer Manager"), the Depositary and D.F. King & Co., Inc., which is acting as the information agent (the "Information Agent"), incurred in connection with the Offer. Following the consummation of the Offer, the Purchaser intends to effect the Merger described below.

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  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON FRIDAY, JANUARY 19, 2001, UNLESS THE OFFER IS EXTENDED.
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     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY
TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SUCH NUMBER OF SHARES, WHICH, TOGETHER WITH THE SHARES OWNED BY PARENT AND THE PURCHASER, CONSTITUTES AT LEAST TWO-THIRDS OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"), AND THE EXPIRATION OR TERMINATION OF THE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS SET FORTH IN THE OFFER TO PURCHASE. SEE THE INTRODUCTION AND SECTIONS 1, 15 AND 16 OF THE OFFER TO PURCHASE. THE OFFER IS NOT CONDITIONED UPON PARENT OR THE PURCHASER OBTAINING FINANCING.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 10, 2000, as amended (the "Merger Agreement"), by and between Parent and the Company, to which the Purchaser subsequently became a party. The purpose of the Offer is for Parent, through the Purchaser, to acquire at least a two-thirds voting interest in the Company as the first step in acquiring the entire equity interest in the Company. The Merger Agreement provides that, among other things, the Purchaser will make the Offer and that as promptly as practicable after the purchase of Shares pursuant to the Offer and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement and in accordance with relevant provisions of the New York Business Corporation Law (the "NYBCL"), the Purchaser will be merged with and into the Company, with the Company continuing as the surviving corporation (the "Merger"). At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent or any of its subsidiaries or by the Company or any of its subsidiaries, all of which will be canceled, and other than Shares that are held by shareholders, if any, who exercise any applicable appraisal rights under the NYBCL), will be converted into the right to receive $18.00 in cash, or any greater per Share price that is paid in the Offer, without interest. The Merger Agreement is more fully described in Section 11 of the Offer to Purchase.

     Parent and the Company have entered into a Stock Option Agreement, dated as of December 10, 2000 (the "Stock Option Agreement"), pursuant to which, among other things, the Company has granted Parent an irrevocable option to purchase from the Company, subject to certain conditions, up to 1,138,596 newly issued Shares or approximately 13.6% of the Shares on a fully diluted basis at an exercise price of $18.00 per Share in cash. Parent has also entered into a Voting and Option Agreement, dated as of December 10, 2000 (the "Voting and Option Agreement"), with certain shareholders of the Company as to an aggregate of approximately 8% of the Shares on a fully diluted basis (excluding Shares issuable pursuant to the Stock Option Agreement), pursuant to which those shareholders have, among other things, agreed to tender their Shares pursuant to the Offer and have granted Parent an option to purchase all such Shares at a price of $18.00 per Share in cash upon the occurrence of certain events. Parent has assigned its rights and obligations under the Stock Option Agreement and the Voting and Option Agreement to the Purchaser.

     THE BOARD OF DIRECTORS OF THE COMPANY (1) HAS UNANIMOUSLY DETERMINED THAT EACH OF THE MERGER AGREEMENT, THE OFFER AND THE MERGER ARE ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF THE COMPANY, (2) HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND (3) UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER, TENDER THEIR SHARES TO PURCHASER PURSUANT TO THE OFFER AND, IF REQUIRED UNDER APPLICABLE LAW, APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares. Payment for Shares so accepted will be made by deposit of the Offer Price for those Shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering shareholders. Under no circumstances will interest be paid on the Offer Price, regardless of any delay in making such payment. Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after the timely receipt by the Depositary of (i) certificates evidencing such Shares (the "Share Certificates") or confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal.

     The Purchaser may, with or without the Company's consent, (i) extend the Offer beyond the scheduled expiration of the initial offering period from time to time if at that date any of the conditions to the Purchaser's obligation to accept for payment and to pay for the Shares are not satisfied or waived, or
(ii) extend the Offer for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission or its staff applicable to the Offer, other than Rule 14e-5 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     Pursuant to Rule 14d-11 under the Exchange Act, the Purchaser may, subject to certain conditions, provide a subsequent offering period following the expiration of the Offer on the Expiration Date (a "Subsequent Offering Period"). A Subsequent Offering Period is an additional period of time from three business days to 20 business days in length, beginning after the Purchaser purchases Shares tendered in the Offer, during which shareholders may tender, but not withdraw, their Shares and receive the Offer Price. The term "Expiration Date" means 12:00 midnight, New York City time, on Friday, January 19, 2001, unless the Purchaser, in accordance with the Merger Agreement, extends the period during which the Offer is open. In that event, the term "Expiration Date" means the latest time and date on which the Offer, as so extended (other than any extension with respect to the Subsequent Offering Period), expires.

     Any extension, delay, waiver, amendment or termination of the period during which the Offer is open will be followed, as promptly as practicable, by public announcement thereof. The announcement in the case of an extension will be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw such shareholder's Shares (except during any Subsequent Offering Period).

     Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable. No withdrawal rights will apply to Shares tendered during a Subsequent Offering Period and no withdrawal rights will apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. For a withdrawal of Shares tendered pursuant to the Offer to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any notice of withdrawal must specify the name, address and taxpayer identification number of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered the Shares. If Share Certificates representing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and, unless such Shares have been tendered for the account of an Eligible Institution (as defined in the Offer to Purchase), the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, and its determination will be final and binding on all parties.

     The receipt of cash in exchange for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and likely will also be a taxable transaction under applicable state, local or foreign tax laws. In general, a shareholder who receives cash in exchange for Shares pursuant to the Offer or the Merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and such shareholder's adjusted tax basis in the Shares exchanged therefor. Provided that such Shares constitute capital assets in the hands of the shareholder, such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the holder has held the Shares for more than one year at the time of sale. The maximum U.S. federal income tax rate generally applicable to individual taxpayers on long-term capital gains is 20%, and the deductibility of capital losses is subject to limitations. All shareholders should consult with their own tax advisors as to the particular tax consequences of the Offer and the Merger to them, including the applicability and effect of the alternative minimum tax and any state, local or foreign income and other tax laws and of changes in such tax laws. For a more complete description of certain U.S. federal income tax consequences of the Offer and the Merger, see Section 5 of the Offer to Purchase.

     The information required to be disclosed by Paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

     The Company has provided the Purchaser with the Company's shareholder list and security position listing for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other related materials are being mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Questions or requests for assistance and copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to the Information Agent at its address and telephone numbers set forth below and will be furnished promptly at the Purchaser's expense. Shareholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

     Neither Parent nor the Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than the Dealer Manager and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer.

                     The Information Agent for the Offer is:

                              D.F. KING & CO., INC.

                                 77 Water Street
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 269-5550

                    ALL OTHERS CALL TOLL FREE: (800) 359-5559

                      The Dealer Manager for the Offer is:

                        ARNHOLD AND S. BLEICHROEDER, INC.

                           1345 Avenue of the Americas
                                   44th Floor
                            New York, New York 10105
                                 (212) 698-3245

December 20, 2000
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